Morgan Stanley
           Spectrum Series





[LOGO]


November 2001
Monthly Report



This Monthly Report supplements
the Spectrum Funds' Prospectus
dated March 23, 2001 and the Prospectus
Supplement dated December 6, 2001.


          [MORGAN STANLEY LOGO]





                         December 31, 2001

MORGAN STANLEY SPECTRUM SERIES
HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

FUNDS
SPECTRUM COMMODITY                YEAR           RETURN
                                  ----           ------
                                  1998            -34.3%
                                  1999             15.8%
                                  2000              3.2%
                                  2001 (11 months)-24.1%

          Inception-to-Date Return:      -40.4%
          Annualized Return:             -12.4%
--------------------------------------------------------------------------------
SPECTRUM CURRENCY                 YEAR           RETURN
                                  ----           ------
                                  2000 (6 months)  11.7%
                                  2001 (11 months) -1.1%

          Inception-to-Date Return:       10.5%
          Annualized Return:               7.3%
--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1994 (2 months)  -1.7%       1998             16.4%
     1995             22.8%       1999              0.7%
     1996             -3.6%       2000              0.9%
     1997             18.2%       2001 (11 months) -1.2%

          Inception-to-Date Return:       60.6%
          Annualized Return:               6.9%
--------------------------------------------------------------------------------
SPECTRUM SELECT
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1991 (5 months)  31.2%       1996              5.3%
     1992            -14.4%       1997              6.2%
     1993             41.6%       1998             14.2%
     1994             -5.1%       1999             -7.6%
     1995             23.6%       2000              7.1%
                                  2001 (11 months)  1.4%

          Inception-to-Date Return:      139.0%
          Annualized Return:               8.8%
--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1994 (2 months)   0.1%       1998              7.8%
     1995             10.5%       1999             37.2%
     1996             -3.5%       2000            -33.1%
     1997              0.4%       2001 (11 months) -0.7%

          Inception-to-Date Return:        5.4%
          Annualized Return:               0.8%
--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
     YEAR           RETURN        YEAR           RETURN
     ----           ------        ----           ------
     1994 (2 months)  -2.2%       1998             10.2%
     1995             17.6%       1999             -7.5%
     1996             18.3%       2000              7.8%
     1997              7.5%       2001 (11 months) -9.4%

          Inception-to-Date Return:       45.7%
          Annualized Return:               5.5%

DEMETER MANAGEMENT CORPORATION
c/o Morgan Stanley Trust Company,
Attention: Managed Futures, 7th Floor,
Harborside Financial Center, Plaza Two,
Jersey City, NJ 07311-3977
Telephone (201) 876-4647

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
NOVEMBER 2001

Dear Limited Partner:

     The Net Asset Value per Unit for each of the six Morgan Stanley Spectrum Funds as of November 30, 2001 was as follows:

   FUNDS                             N.A.V.         % CHANGE FOR MONTH
   -----                             ------         ------------------
   Spectrum Commodity                $ 5.96               4.78%
   Spectrum Currency                 $11.05              -0.35%
   Spectrum Global Balanced          $16.06              -0.02%
   Spectrum Select                   $23.90             -13.11%
   Spectrum Strategic                $10.54               1.20%
   Spectrum Technical                $14.57             -15.56%

     Performance in Spectrum Select and Spectrum Technical was difficult in November largely because of the widespread and sharp trend reversals that occurred in global interest rate futures prices during the month. These reversals, which typically happen after a market has experienced sustained, directional movement and produced profitable trading opportunities, generally result in a portion of earlier profits being reversed.

     To provide some perspective, from mid-summer through early November, a vast number of futures markets were trending in a way that generally reflected economic weakness, an easing interest rate environment and concerns about the near-term future of economic growth. As a result of these trends, Spectrum Select and Spectrum Technical were positioned accordingly (i.e., long positions in global interest rate futures and short positions in stock index futures, base metals and the U.S. dollar versus many major foreign currencies) and posted a return of 15.98% and 15.53%, respectively, from August through October. However, in early November, as the economic outlook took an improved turn and the U.S. efforts in Afghanistan moved forward, fixed income values sharply and severely reversed direction. Similar movement was witnessed in the other sectors mentioned above that had been trending previously, although with less magnitude. As such, Spectrum Select and Spectrum Technical posted losses for the month primarily in global interest rates futures and to a lesser extent in currencies and metals trading.

SPECTRUM COMMODITY

     Spectrum Commodity, a long-only commodity fund, increased in value during November primarily due to gains recorded in the soft commodities markets from long cocoa futures positions as cocoa prices soared to a 33-month high on tight supplies and the likelihood of a crop reduction in the Ivory Coast, the world's top cocoa producer. In the metals markets, profits were recorded from long positions in copper and aluminum futures as base metals prices moved higher on optimism that renewed positive sentiment towards the global economy would increase demand for the industrial metals. A portion of the Fund's overall gains was offset by losses recorded in the energy markets from long natural gas futures positions as prices declined amid longer-range forecasts of mild winter weather and record-level natural gas inventory. In the agricultural markets, losses were experienced later in the month from long wheat futures positions as prices moved lower on increasing supplies.

SPECTRUM CURRENCY

     Spectrum Currency decreased modestly in value during November primarily due to losses recorded from previously established long positions in the British pound as the value of the pound reversed weaker versus the U.S. dollar on pessimism generated by the Bank of England that further interest rate cuts are unlikely due to inflationary pressures in Britain. Losses were incurred earlier in the month from previously established short positions in the Australian dollar as its value reversed higher relative to the U.S. dollar on increased optimism that global economic growth would improve earlier than expected, to the benefit of commodity producing countries such as Australia. A majority of the Fund's losses were offset by gains recorded from previously established short positions in the South African rand as its value continued its weakening trend versus the U.S. dollar during the latter half of the month on reports that the South African government said it would not act to protect its currency also weighed on the value of the rand.

SPECTRUM GLOBAL BALANCED

     Spectrum Global Balanced decreased in value during November primarily due to losses recorded in the global interest rate futures markets as prices reversed sharply lower during November after trending significantly higher over the past several months. As a result of this reversal, losses were recorded from previously established long positions in U.S. and European interest rate futures. This price reversal lower was attributed primarily to an improvement in the economic outlook and on the U.S. efforts in Afghanistan. A portion of the Fund's overall losses was offset by gains recorded early in the month in the global stock index futures markets from previously established long positions in U.S. and European stock index futures as global equity prices continued the upward move begun in October based on growing expectations that the global economy, particularly in the U.S., would begin to improve. In the currency markets, profits were recorded from previously established short positions in the South African rand as its value continued its downtrend versus the U.S. dollar during the latter half of the month on reports that the South African government said it would not act to protect its currency also weighed on the value of the rand.

SPECTRUM SELECT

     Spectrum Select decreased in value during November primarily due to losses recorded in the global interest rate futures markets as prices reversed sharply lower during November after trending significantly higher over the past several months. As a result of this reversal, losses were recorded from previously established long positions in U.S. and European interest rate futures. This price reversal lower was attributed primarily to an improvement in the economic outlook and on the U.S. efforts in Afghanistan. In the metals markets, losses were experienced from previously established short positions in aluminum and copper futures as the previous downward price trend in base metals reversed higher on optimism that renewed positive sentiment towards the global economy would increase demand for the industrial metals. In the currency markets, losses were recorded from previously established short positions in the Japanese yen as its value reversed higher versus the U.S. dollar, as a downgrading of Japanese government debt ratings by Standard & Poor's Corp. was milder than anticipated by the currency market. Losses were also recorded from previously established long positions in the Swiss franc as the value of this European currency reversed lower relative to the U.S. dollar as the dollar strengthened amid the optimism regarding a U.S. economic rebound and the U.S. efforts in Afghanistan. A portion of the Fund's overall losses was offset by gains recorded in the energy markets from previously established short futures positions in crude oil and its related products as oil prices continued to trend lower amid Russia's refusal to initiate production cuts in concert with those announced by OPEC.

SPECTRUM STRATEGIC

     Spectrum Strategic increased in value during November primarily due to gains recorded in the soft commodities markets from long positions in cocoa futures as cocoa prices soared to a 33-month high on tight supplies and the likelihood of a crop reduction in the Ivory Coast, the world's top cocoa producer. A portion of the Fund's overall gains was offset by losses recorded in the energy markets from long futures positions in crude oil and its related products as oil prices continued to trend lower amid Russia's refusal to initiate production cuts in concert with those announced by OPEC. In the global interest rate futures markets, prices reversed sharply lower during November after trending significantly higher over the past several months. As a result of this reversal, losses were recorded from previously established long positions in U.S. and European interest rate futures. This price reversal lower was attributed primarily to an improvement in the economic outlook and on the U.S. efforts in Afghanistan. In the metals markets, losses were experienced from previously established short positions in aluminum futures as the downward price trend in base metals reversed sharply higher on optimism that renewed positive sentiment towards the global economy would increase demand for the industrial metals.

SPECTRUM TECHNICAL

     Spectrum Technical decreased in value during November primarily due to losses recorded in the global interest rate futures markets as prices reversed sharply lower during November after trending significantly higher over the past several months. As a result of this reversal, losses were recorded from previously established long positions in U.S. and European interest rate futures. This price reversal lower was attributed primarily to an improvement in the economic outlook and on the U.S. efforts in Afghanistan. In the currency market, losses were recorded from previously established long positions in the Swiss franc as the value of this European currency reversed downward relative to the U.S. dollar as the dollar strengthened amid the optimism regarding a U.S. economic rebound. Losses were also incurred from previously established long positions in the British pound as its value also reversed lower versus the U.S. dollar on pessimism generated by the Bank of England that further rate cuts are unlikely due to inflationary pressures in Britain. In the global stock index futures markets, losses were recorded early in the month from previously established short positions in U.S. and European index futures as global equity prices reversed higher due to growing expectations that the global economy, particularly in the U.S., would begin to improve. In the metals markets, losses were experienced from previously established short positions in aluminum, copper and nickel futures as the previous downward price trend in base metals reversed higher on optimism that renewed positive sentiment towards the global economy would increase demand for the industrial metals. A portion of the Fund's overall losses was offset by gains recorded in the energy markets from previously established short futures positions in crude oil and its related products as oil prices continued to trend lower amid Russia's refusal to initiate production cuts in concert with those announced by OPEC.

     Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, c/o Morgan Stanley Trust Company,
Attention: Managed Futures, 7th Floor, Harborside Financial Center, Plaza Two, Jersey City, NJ 07311-3977 or your Morgan Stanley Financial Advisor.

     I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,


/s/ Robert E. Murray

Robert E. Murray
Chairman
Demeter Management Corporation
General Partner

MORGAN STANLEY SPECTRUM SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED NOVEMBER 30, 2001
(UNAUDITED)

                                             MORGAN STANLEY
                                           SPECTRUM COMMODITY
                                     -----------------------------
                                                    PERCENTAGE OF
                                                  NOVEMBER 1, 2001
                                                      BEGINNING
                                       AMOUNT      NET ASSET VALUE
                                     ----------   ----------------
                                          $               %
REVENUES
Trading profit (loss):
   Realized                            (555,313)        (4.25)
   Net change in unrealized           1,237,679          9.47
                                     ----------         -----
     Total Trading Results              682,366          5.22

Interest income (Note 2)                 19,267           .15
                                     ----------         -----

     Total Revenues                     701,633          5.37
                                     ----------         -----

EXPENSES
Brokerage fees (Note 2)                  50,109           .38
Management fees (Notes 2 & 3)            27,233           .21
                                     ----------         -----

     Total Expenses                      77,342           .59
                                     ----------         -----

NET INCOME (LOSS)                       624,291          4.78
                                     ==========         =====



MORGAN STANLEY SPECTRUM SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED NOVEMBER 30, 2001
(UNAUDITED)

                                 MORGAN STANLEY
                               SPECTRUM COMMODITY
                       ---------------------------------
                                                    PER
                           UNITS         AMOUNT     UNIT
                       -------------   ----------   ----
                                           $          $
Net Asset Value,
   November 1, 2001    2,298,356.841   13,071,892   5.69
Net Income (Loss)                 --      624,291    .27
Redemptions              (38,545.773)    (229,733)  5.96
Subscriptions             16,612.580       99,011   5.96
                       -------------   ----------

Net Asset Value,
   November 30, 2001   2,276,423.648   13,565,461   5.96
                       =============   ==========



         MORGAN STANLEY                  MORGAN STANLEY
        SPECTRUM CURRENCY            SPECTRUM GLOBAL BALANCED
 -----------------------------    -----------------------------
                PERCENTAGE OF                    PERCENTAGE OF
              NOVEMBER 1, 2001                 NOVEMBER 1, 2001
                  BEGINNING                        BEGINNING
   AMOUNT      NET ASSET VALUE      AMOUNT      NET ASSET VALUE
 ----------   ----------------    ----------   ----------------
      $               %                $               %


         --            --          1,592,684          2.76
     25,090           .07         (1,429,786)        (2.48)
 ----------         -----         ----------         -----
     25,090           .07            162,898           .28

     50,879           .14            105,803           .18
 ----------         -----         ----------         -----

     75,969           .21            268,701           .46
 ----------         -----         ----------         -----


    143,682           .38            220,995           .38
     62,471           .18             60,053           .10
 ----------         -----         ----------         -----

    206,153           .56            281,048           .48
 ----------         -----         ----------         -----

   (130,184)         (.35)           (12,347)         (.02)
 ==========         =====         ==========         =====








          MORGAN STANLEY                        MORGAN STANLEY
         SPECTRUM CURRENCY                   SPECTRUM GLOBAL BALANCED
------------------------------------    ----------------------------------
                               PER                                  PER
    UNITS          AMOUNT      UNIT        UNITS         AMOUNT     UNIT
-------------    ----------    -----   -------------   ----------   -----
                      $          $                          $         $

3,380,495.711    37,482,364    11.09   3,588,528.869   57,651,287   16.07
           --      (130,184)    (.04)             --      (12,347)   (.01)
  (14,827.622)     (163,845)   11.05     (57,658.731)    (925,999)  16.06
  287,391.911     3,175,681    11.05      41,388.322      664,696   16.06
-------------    ----------            -------------   ----------


3,653,060.000    40,364,016    11.05   3,572,258.460   57,377,637   16.06
=============    ==========            =============   ==========





  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED NOVEMBER 30, 2001
(UNAUDITED)

                                             MORGAN STANLEY
                                             SPECTRUM SELECT
                                     -----------------------------
                                                    PERCENTAGE OF
                                                  NOVEMBER 1, 2001
                                                      BEGINNING
                                       AMOUNT      NET ASSET VALUE
                                     ----------   ----------------
                                          $               %
REVENUES
 Trading profit (loss):
   Realized                           3,847,950          1.42
   Net change in unrealized         (37,347,003)       (13.81)
                                    -----------        ------
     Total Trading Results          (33,499,053)       (12.39)

Interest income (Note 2)                362,356           .13
                                    -----------        ------

     Total Revenues                 (33,136,697)       (12.26)
                                    -----------        ------

EXPENSES
Brokerage fees (Note 2)               1,634,049           .60
Management fees (Notes 2 & 3)           676,157           .25
                                    -----------        ------

   Total Expenses                     2,310,206           .85
                                    -----------        ------

NET INCOME (LOSS)                   (35,446,903)       (13.11)
                                    ===========        ======

MORGAN STANLEY SPECTRUM SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED NOVEMBER 30, 2001
(UNAUDITED)

                                MORGAN STANLEY
                                SPECTRUM SELECT
                      ---------------------------------
                                                    PER
                          UNITS         AMOUNT     UNIT
                      -------------  -----------   -----
                                           $         $
Net Asset Value,
   November 1, 2001   9,832,965.654  270,463,110   27.51
Net Income (Loss)                --  (35,446,903)  (3.61)
Redemptions             (82,552.055)  (1,972,994)  23.90
Subscriptions           224,312.993    5,361,080   23.90
                      -------------  -----------

Net Asset Value,
   November 30, 2001  9,974,726.592  238,404,293   23.90
                      =============  ===========



         MORGAN STANLEY                  MORGAN STANLEY
       SPECTRUM STRATEGIC              SPECTRUM TECHNICAL
 -----------------------------    -----------------------------
                PERCENTAGE OF                    PERCENTAGE OF
              NOVEMBER 1, 2001                 NOVEMBER 1, 2001
                  BEGINNING                        BEGINNING
   AMOUNT      NET ASSET VALUE      AMOUNT      NET ASSET VALUE
 ----------   ----------------    ----------   ----------------
      $               %                $               %


  4,207,047         6.00             (84,777)        (.03)
 (2,870,028)       (4.10)        (43,423,586)       (14.83)
 ----------        -----         -----------        -----
  1,337,019         1.90         (43,508,363)       (14.86)

     99,757          .14             384,666          .13
 ----------        -----         -----------        -----

  1,436,776         2.04         (43,123,697)       (14.73)
 ----------        -----         -----------        -----


    423,344          .60           1,769,360          .60
    175,176          .24             683,563          .23
 ----------        -----         -----------        -----

    598,520          .84           2,452,923          .83
 ----------        -----         -----------        -----

    838,256         1.20         (45,576,620)       (15.56)
 ==========        =====         ===========        =====







         MORGAN STANLEY                        MORGAN STANLEY
       SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
----------------------------------  ------------------------------------
                              PER                                   PER
  UNITS          AMOUNT      UNIT        UNITS          AMOUNT     UNIT
-------------  -----------   -----  --------------   -----------   -----
                    $          $                           $         $

6,725,718.397   70,070,693   10.42  16,969,252.816   292,859,533   17.26
           --      838,256     .12              --   (45,576,620)  (2.69)
 (112,130.257)  (1,181,853)  10.54    (145,379.744)   (2,118,183)  14.57
   46,701.524      492,234   10.54     318,576.108     4,641,654   14.57
-------------  -----------          --------------   -----------


6,660,289.664   70,219,330   10.54  17,142,449.180   249,806,384   14.57
=============  ===========          ==============   ===========


 The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION--Morgan Stanley Spectrum Commodity L.P. ("Spectrum Commodity"), Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures, forward, and options contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Morgan Stanley Commodities Management, Inc. ("MSCM") is the trading advisor to Spectrum Commodity. Demeter, Morgan Stanley DW, MS & Co., MSIL and MSCM are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co.

On November 1, 2001, the Partnerships were renamed Morgan Stanley Spectrum Commodity L.P., Morgan Stanley Spectrum Currency L.P., Morgan Stanley Spectrum Global Balanced L.P., Morgan Stanley Spectrum Select L.P., Morgan Stanley Spectrum Strategic L.P. and Morgan Stanley Spectrum Technical L.P., respectively.

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES--The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION--Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income on 80% of its average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Commodity, Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

NET INCOME (LOSS) PER UNIT--Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


BROKERAGE AND RELATED TRANSACTION FEES AND COSTS--The brokerage fees for Spectrum Commodity, Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

Such brokerage fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES--The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by each Partnership.

INCOME TAXES--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS--Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING--Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnership. Morgan Stanley DW pays all such costs.

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


REDEMPTIONS--Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges will be paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES--On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS--Spectrum Commodity will terminate on December 31, 2027. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


2.   RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Commodity pays management fees and incentive fees (if applicable) to MSCM. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.


3.   TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:


Morgan Stanley Spectrum Commodity L.P.
   Morgan Stanley Commodities Management Inc.

Morgan Stanley Spectrum Currency L.P.
   John W. Henry & Company, Inc. ("JWH")
   Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
   RXR, Inc.

Morgan Stanley Spectrum Select L.P.
   EMC Capital Management, Inc.
   Rabar Market Research, Inc.
   Sunrise Capital Management Inc.
   Northfield Trading L.P.

Morgan Stanley Spectrum Strategic L.P.
   Allied Irish Capital Management, Ltd.
   Blenheim Capital Management, L.L.C.
   Eclipse Capital Management Inc.

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


Morgan Stanley Spectrum Technical L.P.
   Campbell & Company, Inc. ("Campbell")
   Chesapeake Capital Corporation ("Chesapeake")
   John W. Henry & Company, Inc.

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:


MANAGEMENT FEE--The management fee for Spectrum Commodity is accrued at a rate of 5/24 of 1% of Net Assets on the first day of each month (a 2.5% annual rate).

The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a 2% annual rate).

The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month (a 1.25% annual rate).

The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets on the first day of each month (a 3% annual rate).

The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month, and 1/12 of 4% of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 4% respectively).

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


INCENTIVE FEE--Spectrum Commodity pays an annual incentive fee equal to 17.5% of Partnership's trading profits, as determined from the end of the last period in which an incentive fee was earned.

Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

MORGAN STANLEY DEAN WITTER SPECTRUM SERIES
NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

Trading profits for the Partnerships represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

For all Partnerships, when trading losses are incurred, no incentive fees will be paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                                                          -------------------
                                                               Presorted
                                                           First Class Mail
                                                             U.S. Postage
                                                                 PAID
                                                              Permit #664
                                                          S. Hackensack, N.J.
                                                          -------------------

[MORGAN STANLEY LOGO]
c/o Morgan Stanley Trust Company,
Attention: Managed Futures, 7th Floor,
Harborside Financial Center, Plaza Two
Jersey City, NJ 07311-3977
ADDRESS SERVICE REQUESTED




[RECYCLE LOGO] printed on recycled paper